Exhibit 99.1

Compass Digital Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing December 6, 2021

New York, NY – December 3, 2021 — Compass Digital Acquisition Corp. (NASDAQ: CDAQU) (the “Company”) announced that, commencing December 6, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Global Market (the “Nasdaq”) under the symbols “CDAQ” and “CDAQW,” respectively. Units that are not separated will continue to trade on the Nasdaq under the symbol “CDAQU.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-800-831-9146 or by email at prospectus@citi.com; or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

For inquiries, please contact: info@compassdigitalspac.com.